Exhibit 10.88

Tenancy Agreement

Lessor: Xiangriya Industrial (Nantong) Co., Ltd. (“Party A”)

Lessee: Jiangsu Law Brokers Co., Ltd. (“Party B”)

For the purpose of Party B’s business operation, Party A agrees to lease a plant located in Xingren Industrial Park, Tongzhou District, Nantong City, Jiangsu province, China, with approximately 21,527 square feet (2,000 square meters) of office space. The Lessor, Xiangriya Industrial (Nantong) Co., Ltd., is an affiliate of Mao Yi Hsiao. The lease term is from January 1, 2014 to December 31, 2019 for five years, with annual rent of approximately $12,241 (RMB 85,000), payable at the end of December every year.

The tenancy agreement shall be executed in two counterparts, with Party A and Party B holding one of them.

Lessor: Xiangriya Industrial (Nantong) Co., Ltd. (seal)

Lessee: Jiangsu Law Brokers Co., Ltd. (seal)

Date: January 10, 2014